Exhibit 99.1

News Release

Lockheed Martin Reports Third Quarter 2017 Results

•	Net sales of $12.2 billion

•	Net earnings from continuing operations of $939 million, or $3.24 per share

•	Generated cash from operations of $1.8 billion

•	Achieved record backlog of $103.6 billion

•	Increased quarterly dividend rate 10 percent to $2.00 per share

•	Updates 2017 outlook and provides trend information for 2018

BETHESDA, Md., Oct. 24, 2017 – Lockheed Martin [NYSE: LMT] today reported third quarter 2017 net sales of $12.2 billion, compared to $11.6 billion in the third quarter of 2016. Net earnings from continuing operations in the third quarter of 2017 were $939 million, or $3.24 per share, compared to $1.1 billion, or $3.61 per share, in the third quarter of 2016. Cash from operations in the third quarter of 2017 was $1.8 billion, compared to $1.3 billion in the third quarter of 2016.

“Our continued focus on operational performance and meeting our delivery commitments has enabled us to increase our financial guidance and post a record backlog that supports long term growth” said Lockheed Martin Chairman, President and CEO Marillyn Hewson. "As we look ahead to 2018, we remain focused on delivering for our customers, investing in innovative solutions, and returning value to our shareholders.”

Summary Financial Results

The following table presents the corporation’s summary financial results.

	(in millions, except per share data)[1]	Quarters Ended		Nine Months Ended
		Sept. 24, 2017	Sept. 25, 2016	Sept. 24, 2017	Sept. 25, 2016
	Net sales	$12,169	$11,551	$35,911	$33,496

	Business segment operating profit[2]	$1,249	$1,423	$3,628	$3,810
	Unallocated items
	FAS/CAS pension adjustment	220	226	656	672
	Special item - severance charges	—	—	—	(80)
	Other, net	(41)	(61)	(222)	(281)
	Total unallocated items	179	165	434	311
	Consolidated operating profit	$1,428	$1,588	$4,062	$4,121

	Net earnings from
	Continuing operations[2]	$939	$1,089	$2,644	$2,794
	Discontinued operations	—	1,306	—	1,520
	Net earnings	$939	$2,395	$2,644	$4,314

	Diluted earnings per share from
	Continuing operations[2]	$3.24	$3.61	$9.08	$9.13
	Discontinued operations	—	4.32	—	4.97
	Diluted earnings per share	$3.24	$7.93	$9.08	$14.10

	Cash from operations	$1,754	$1,320	$4,964	$4,460

1
On Aug. 16, 2016, the corporation completed the divestiture of its former Information Systems & Global Solutions (IS&GS) business. Accordingly, the operating results of IS&GS and the $1.2 billion gain on the divestiture have been classified as discontinued operations in the quarter and nine months ended Sept. 25, 2016. However, cash from operations in the nine months ended Sept. 25, 2016 includes cash generated by IS&GS of approximately $310 million, as the corporation retained this cash as part of the divestiture. Cash from operations generated by IS&GS in the quarter ended Sept. 25, 2016 was not significant. For additional information regarding this transaction, refer to the “Divestiture and Acquisition” section of this news release.

2
On Aug. 24, 2016, the corporation’s ownership interest in the AWE Management Limited (AWE) joint venture increased from 33% to 51% and the corporation was required to change its accounting for this investment from the equity method to consolidation. As a result of the increased ownership interest, the corporation recognized a non-cash gain of $127 million at its Space Systems business segment, which increased net earnings from continuing operations by $104 million ($0.34 per share) in the quarter and nine months ended Sept. 25, 2016. For additional information regarding this transaction, refer to the “Divestiture and Acquisition” section of this news release.

2017 Financial Outlook

The following table and other sections of this news release contain forward-looking statements, which are based on the corporation’s current expectations. Actual results may differ materially from those projected. It is the corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law and new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Update	July Outlook

	Net sales	$50,000 – $51,200	$49,800 – $51,000

	Business segment operating profit	$5,040 – $5,160	$5,020 – $5,140
	FAS/CAS pension adjustment	~880	~880
	Property sale gain[1]	~200	—
	Other, net	~(305)	~(325)
	Consolidated operating profit[1]	$5,815 – $5,935	$5,575 – $5,695

	Diluted earnings per share[1]	$12.85 – $13.15	$12.30 – $12.60

	Cash from operations	≥ $6,200	≥ $6,000

1
In the fourth quarter of 2017, the corporation expects to recognize a previously deferred non-cash gain of approximately $200 million related to properties sold in 2015, which is expected to increase net earnings from continuing operations by $120 million ($0.40 per share).

2018 Financial Trends

Effective Jan. 1, 2018, the corporation will adopt Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as amended (commonly referred to as ASC 606), which will change the way the corporation recognizes revenue for certain of its customer contracts. During the third quarter of 2017, the corporation completed a preliminary assessment of the impacts of adopting ASC 606 on its 2017 financial outlook. The corporation currently estimates that the adoption of ASC 606 will reduce net sales by about 2.0 percent and have a negligible impact to business segment operating profit and earnings per share as presented in the column titled “Current Update” in the preceding table. There is no impact to cash from operations as a result of adopting ASC 606. The corporation has provided this information to help investors understand the 2018 financial trend information in the following paragraphs. Additional information regarding the impacts of adopting ASC 606 will be included in the corporation’s Quarterly Report on Form 10-Q for the period ended Sept. 24, 2017.

The corporation expects its 2018 net sales to increase by approximately 2.0 percent as compared to the 2017 outlook adjusted for adoption of ASC 606. Total business segment operating margin in 2018 is expected to be in the 10.3 percent to 10.5 percent range and cash from operations is expected to be greater than or equal to $5.0 billion. The preliminary outlook for 2018 assumes the U.S. Government continues to support and fund the corporation’s key programs beyond the continuing resolution for government fiscal year 2018. Changes in circumstances may require the corporation to revise its assumptions, which could materially change its current estimate of 2018 net sales, operating margin and cash flows.

The corporation expects the net 2018 FAS/CAS pension benefit to be approximately $860 million assuming a 3.875 percent discount rate (a 25 basis point decrease from the end of 2016), a 9.00 percent return on plan assets in 2017 (a 150 basis point increase from the expected rate of return at the end of 2016), and a 7.50 percent expected long-term rate of return on plan assets in future years, among other assumptions. A change of plus or minus 25 basis points to the assumed discount rate, with all other assumptions held constant, would result in an incremental increase or decrease of approximately $115 million to the estimated net 2018 FAS/CAS pension adjustment. A change of plus or minus 100 basis points to the return on plan assets in 2017 only, with all other assumptions held constant, would increase or decrease the net 2018 FAS/CAS pension adjustment by approximately $20 million. The corporation will finalize the postretirement benefit plan assumptions and determine the 2017 actual return on plan assets on Dec. 31, 2017. The final assumptions and actual investment return for 2017 may differ materially from those discussed above. The corporation expects to make contributions of $1.6 billion to its qualified defined benefit pension plans in 2018.

Cash Deployment Activities

The corporation’s cash deployment activities in the third quarter of 2017 consisted of the following:

•	repurchasing 1.6 million shares for $500 million, compared to 1.2 million shares for $278 million in the third quarter of 2016;

•	paying cash dividends of $522 million, compared to $484 million in the third quarter of 2016; and

•	making capital expenditures of $222 million, compared to $241 million in the third quarter of 2016.

On Sept. 7, 2017, the corporation issued $1.6 billion of senior unsecured notes (New Notes) with a fixed interest rate of 4.09 percent maturing in Sept. 2052 in exchange for outstanding notes totaling $1.4 billion with interest rates ranging from 4.70 percent to 8.50 percent maturing in 2029 to 2046. In connection with the exchange, the corporation paid a premium of $237 million, substantially all of which was in the form of additional principal of the New Notes. The premium will be amortized as additional interest expense over the term of the New Notes.

As previously reported on Sept. 28, 2017, subsequent to the end of the corporation's third quarter, it increased its share repurchase program by $2.0 billion and increased its quarterly dividend rate by 10 percent, or $0.18 per share, to $2.00 per share, beginning with the dividend payment in the fourth quarter of 2017.

Segment Results

The corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space Systems.

The following table presents summary operating results of the corporation’s business segments and reconciles these amounts to the corporation’s consolidated financial results.

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 24, 2017	Sept. 25, 2016	Sept. 24, 2017	Sept. 25, 2016
Net sales
Aeronautics	$4,771	$4,188	$14,102	$12,362
Missiles and Fire Control	1,793	1,737	4,919	4,851
Rotary and Mission Systems	3,353	3,346	9,864	9,653
Space Systems	2,252	2,280	7,026	6,630
Total net sales	$12,169	$11,551	$35,911	$33,496

Operating profit
Aeronautics	$517	$437	$1,503	$1,335
Missiles and Fire Control	270	289	757	763
Rotary and Mission Systems	244	247	606	678
Space Systems	218	450	762	1,034
Total business segment operating profit	1,249	1,423	3,628	3,810
Unallocated items
FAS/CAS pension adjustment	220	226	656	672
Special item - severance charges	—	—	—	(80)
Other, net	(41)	(61)	(222)	(281)
Total unallocated items	179	165	434	311
Total consolidated operating profit	$1,428	$1,588	$4,062	$4,121

Net sales of the business segments exclude intersegment sales as these activities are eliminated in consolidation. Under the equity method of accounting for nonconsolidated ventures and investments, the corporation includes its share of the operating profit related to these ventures in operating profit of the corporation's business segments as the operating activities of equity method investees are closely aligned with the operations of the corporation’s business segments. United Launch Alliance (ULA), the results of which are included in the Space Systems business segment, is the corporation’s primary equity method investee. Operating profit of the corporation’s business segments excludes the FAS/CAS pension adjustment, which represents the difference between total pension expense recorded in accordance with U.S. generally accepted accounting principles (FAS) and pension costs recoverable on U.S. Government contracts as determined in accordance with U.S. Government Cost Accounting Standards (CAS); expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and certain asset impairments; gains or losses from significant divestitures; the effects of certain legal settlements; corporate costs not allocated to the corporation’s business segments; and other miscellaneous corporate activities.

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.

In addition, comparability of the corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margin may also be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters, cost recoveries on restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets. Segment operating profit and items such as risk retirements, reductions of profit booking rates or other matters are presented net of state income taxes.

The corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 26 percent of total segment operating profit in the third quarter of 2017, compared to approximately 28 percent in the third quarter of 2016.

Aeronautics

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 24, 2017	Sept. 25, 2016	Sept. 24, 2017	Sept. 25, 2016
Net sales	$4,771	$4,188	$14,102	$12,362
Operating profit	$517	$437	$1,503	$1,335
Operating margin	10.8%	10.4%	10.7%	10.8%

Aeronautics’ net sales in the third quarter of 2017 increased $583 million, or 14 percent, compared to the same period in 2016. The increase was primarily attributable to higher net sales of approximately $540 million for the F-35 program due to increased volume on production and sustainment.

Aeronautics’ operating profit in the third quarter of 2017 increased $80 million, or 18 percent, compared to the same period in 2016. Operating profit increased approximately $65 million for the F-35 program due to increased volume on aircraft production and sustainment activities and higher risk retirements and about $55 million for the F-16 program due to higher risk retirements. These increases were partially offset by a decrease of approximately $25 million for the C-5 program due to lower risk retirements and decreased deliveries (one aircraft delivered in 2017 compared to two in 2016). Adjustments not related to volume, including net profit booking rate adjustments, were about $45 million higher in the third quarter of 2017 compared to the same period in 2016.

Missiles and Fire Control

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 24, 2017	Sept. 25, 2016	Sept. 24, 2017	Sept. 25, 2016
Net sales	$1,793	$1,737	$4,919	$4,851
Operating profit	$270	$289	$757	$763
Operating margin	15.1%	16.6%	15.4%	15.7%

MFC’s net sales in the third quarter of 2017 increased $56 million, or 3 percent, compared to the same period in 2016. The increase was primarily attributable to higher net sales of approximately $45 million for tactical missile programs (Joint Air-to-Surface Standoff Missile (JASSM)) due to product configuration mix.

MFC’s operating profit in the third quarter of 2017 decreased $19 million, or 7 percent, compared to the same period in 2016. Operating profit decreased approximately $30 million for tactical missile programs (primarily Precision Fires, Joint Air-to-Ground Missile (JAGM), and Hellfire) due to lower risk retirements and the establishment of a reserve on a program. Adjustments not related to volume, including net profit booking rate adjustments, were about $70 million lower in the third quarter of 2017 compared to the same period in 2016.

Rotary and Mission Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 24, 2017	Sept. 25, 2016	Sept. 24, 2017	Sept. 25, 2016
Net sales	$3,353	$3,346	$9,864	$9,653
Operating profit	$244	$247	$606	$678
Operating margin	7.3%	7.4%	6.1%	7.0%

RMS’ net sales in the third quarter of 2017 were comparable with the same period in 2016. An increase of approximately $95 million in higher sales for training and logistics services programs due to higher volume was mostly offset by a decrease of approximately $85 million for Sikorsky helicopter programs primarily due to aircraft mix, partially offset by certain adjustments recorded in 2016 required to account for the November 5, 2015 acquisition.

RMS’ operating profit in the third quarter of 2017 was comparable with the same period in 2016. Operating profit decreased approximately $40 million for cyber, ship and advanced technologies (CSAT) programs due to a performance matter on the Vertical Launching System (VLS) program; and about $20 million for Sikorsky helicopter programs due to aircraft mix, partially offset by certain adjustments recorded in 2016 required to account for the acquisition. These decreases were offset by an increase of approximately $35 million for training and logistics services programs due to higher volume and higher risk retirements. Adjustments not related to volume, including net profit booking rate adjustments, were about $10 million higher in the third quarter of 2017 compared to the same period in 2016.

Space Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 24, 2017	Sept. 25, 2016	Sept. 24, 2017	Sept. 25, 2016
Net sales	$2,252	$2,280	$7,026	$6,630
Operating profit	$218	$450	$762	$1,034
Operating margin	9.7%	19.7%	10.8%	15.6%

Space Systems’ net sales in the third quarter of 2017 decreased $28 million, or 1 percent, compared to the same period in 2016. The decrease was primarily attributable to approximately $160 million for government satellite programs (primarily Space Based Infrared Systems (SBIRS) and Advanced Extremely High Frequency (AEHF)) and about $60 million across other programs (including the Orion program) with these decreases due to lower volume. These decreases were partially offset by an increase of approximately $190 million due to net sales from AWE, which we began consolidating during the third quarter of 2016.

Space Systems’ operating profit in the third quarter of 2017 decreased $232 million, or 52 percent, compared to the same period in 2016. Operating profit decreased approximately $127 million due to the pre-tax gain recorded in the third quarter of 2016 related to the consolidation of AWE, which did not recur in 2017; about $70 million for government satellite programs (primarily SBIRS and AEHF) due to lower risk retirements, a charge for performance matters and lower volume; and about $20 million for lower equity earnings from ULA. Adjustments not related to volume, including net profit booking rate adjustments, were about $60 million lower in the third quarter of 2017 compared to the same period in 2016.

Total equity earnings recognized by Space Systems (primarily ULA) represented approximately $45 million, or 21 percent, of this business segment’s operating profit in the third quarter of 2017, compared to approximately $70 million, or 16 percent, in the third quarter of 2016.

Income Taxes

The corporation’s effective income tax rate was 25.4 percent in the third quarter of 2017, compared to 23.7 percent in the third quarter of 2016. The rates for both periods benefited from tax deductions for U.S. manufacturing activities, dividends paid to the corporation’s defined contribution plans with an employee stock ownership plan feature, tax deductions for employee equity awards, and the research and development tax credit. The rate in the quarter ended Sept. 25, 2016 also benefited from the nontaxable gain recorded in connection with the increase in AWE ownership.

Divestiture and Acquisition

On Aug. 16, 2016, the corporation divested its former IS&GS business, which merged with Leidos Holdings, Inc. (Leidos) in a Reverse Morris Trust transaction (the Transaction). As part of the transaction, the corporation also completed an exchange offer that resulted in a reduction of Lockheed Martin common stock outstanding by approximately 9.4 million shares (approximately three percent). Additionally, Lockheed Martin received a one-time special cash payment of $1.8 billion, which is reported under financing activities in the consolidated statements of cash flows. The corporation recognized a $1.2 billion gain in net earnings from discontinued operations as a result of the Transaction, which represents the $2.5 billion fair value of the shares of Lockheed Martin common stock tendered and retired as part of the exchange offer, plus the $1.8 billion one-time special cash payment, less the $3.0 billion net book value of the IS&GS business segment at Aug. 16, 2016 and other adjustments of $100 million. The final gain remains subject to certain post-closing adjustments.

On Aug. 24, 2016, the corporation increased its ownership interest in the AWE joint venture from 33 percent to 51 percent at which time it began consolidating AWE. Consequently, the corporation’s operating results for the quarter ended Sept. 24, 2017 include 100 percent of AWE’s sales and 51 percent of its operating profit. Prior to increasing its ownership interest, the corporation accounted for its investment in AWE using the equity method of accounting. Under the equity method, the corporation recognized only 33 percent of AWE’s earnings or losses and no sales. Accordingly, prior to Aug. 24, 2016, the date the corporation obtained control, it recorded 33 percent of AWE's net earnings in the corporation's operating results and subsequent to Aug. 24, 2016, it recognized 100 percent of AWE's sales and 51 percent of its operating profit. Additionally, in the quarter ended Sept. 25, 2016, the corporation recorded a net gain of $104 million associated with obtaining control of AWE, which consisted of a $127 million pre tax gain recognized in the operating results of our Space Systems business segment and $23 million of deferred tax liabilities recorded at our corporate office.

Conference Call Information

Lockheed Martin will webcast live its third quarter 2017 earnings results conference call (listen-only mode) on Tuesday, Oct. 24, 2017, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 97,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contact:
Bill Phelps, 301-897-6308; william.phelps@lmco.com

Investor Relations Contacts:
Greg Gardner, 301-897-6584; greg.m.gardner@lmco.com
Kelly Stevens, 301-897-6455; kelly.stevens@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•
the corporation’s reliance on contracts with the U.S. Government, all of which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and the corporation’s ability to negotiate favorable contract terms;

•
budget uncertainty, any failure to further raise the debt ceiling, and the potential for a government shutdown; affordability initiatives; the implementation of automatic sequestration under the Budget Control Act of 2011 or Congressional actions intended to replace sequestration;

•
risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including the corporation’s largest, the F-35 program;

•	economic, industry, business and political conditions (domestic and international) including their effects on governmental policy;

•
the corporation's success expanding into and doing business in adjacent markets and internationally; the differing risks posed by international sales, including those involving commercial relationships with unfamiliar customers and different cultures; that in some instances our ability to recover investments is dependent upon the successful operation of ventures that we do not control; and changes in foreign national priorities, and foreign government budgets;

•	the competitive environment for the corporation’s products and services, including increased pricing pressures, competition from outside the aerospace and defense industry, and increased bid protests;

•	planned production rates for significant programs; compliance with stringent performance and reliability standards; materials availability;

•	the performance and financial viability of key suppliers, teammates, ventures, venture partners, subcontractors and customers;

•	the timing and customer acceptance of product deliveries;

•
the corporation’s ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;

•	the impact of cyber or other security threats or other disruptions to the corporation’s businesses;

•
the corporation’s ability to implement and continue capitalization changes such as share repurchase activity and payment of dividends, pension funding as well as the pace and effect of any such capitalization changes;

•	the corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;

•	the accuracy of the corporation’s estimates and projections and the potential impact of changes in U.S. or foreign tax laws;

•	movements in interest rates and other changes that may affect pension plan assumptions, equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets;

•
realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;

•	the ability to realize synergies and other expected benefits of the Sikorsky acquisition; remediation of the material weakness in internal control over financial reporting related to Sikorsky;

•
risk of an impairment of goodwill, investments or other long-term assets, including the potential impairment of goodwill, intangible assets and inventory recorded as a result of the Sikorsky acquisition if Sikorsky does not perform as expected, has a deterioration of projected cash flows, negative changes in market factors, including oil and gas trends, or a significant increase in carrying value of the reporting unit;

•	risks related to the achievement of the intended benefits and tax treatment of the divestiture of the corporation’s former IS&GS business;

•	the adequacy of the corporation’s insurance and indemnities;

•
the effect of changes in (or the interpretation of): legislation, regulation or policy, including those applicable to procurement (including competition from fewer and larger prime contractors), cost allowability or recovery, accounting, taxation, or export; and

•
the outcome of legal proceedings, bid protests, environmental remediation efforts, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the corporation’s filings with the U.S. Securities and Exchange Commission (SEC) including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2016 and subsequent Quarterly Reports on Form 10-Q. The corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1, 2, 3
(unaudited; in millions, except per share data)

	Quarters Ended		Nine Months Ended
	Sept. 24, 2017	Sept. 25, 2016	Sept. 24, 2017	Sept. 25, 2016
Net sales	$12,169	$11,551	$35,911	$33,496
Cost of sales	(10,818)	(10,167)	(31,982)	(29,787)
Gross profit	1,351	1,384	3,929	3,709
Other income, net	77	204	133	412
Operating profit	1,428	1,588	4,062	4,121
Interest expense	(162)	(162)	(477)	(492)
Other non-operating (expense) income, net	(7)	1	(8)	2
Earnings from continuing operations before income taxes	1,259	1,427	3,577	3,631
Income tax expense	(320)	(338)	(933)	(837)
Net earnings from continuing operations	939	1,089	2,644	2,794
Net earnings from discontinued operations	—	1,306	—	1,520
Net earnings	$939	$2,395	$2,644	$4,314
Effective tax rate	25.4%	23.7%	26.1%	23.1%

Earnings per common share
Basic
Continuing operations	$3.27	$3.64	$9.16	$9.25
Discontinued operations	—	4.38	—	5.03
Basic earnings per common share	$3.27	$8.02	$9.16	$14.28

Diluted
Continuing operations	$3.24	$3.61	$9.08	$9.13
Discontinued operations	—	4.32	—	4.97
Diluted earnings per common share	$3.24	$7.93	$9.08	$14.10

Weighted average shares outstanding
Basic	287.1	298.5	288.5	302.0
Diluted	290.0	302.1	291.3	305.9

Common shares reported in stockholders' equity at end of period			285	291

[1]
The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on Sept. 24 for the third quarter of 2017 and Sept. 25 for the third quarter of 2016. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.

[2]
On Aug. 16, 2016, the corporation completed the divestiture of its former Information Systems & Global Solutions (IS&GS) business. Accordingly, the operating results of IS&GS and the $1.2 billion gain on the divestiture have been classified as discontinued operations in the quarter and nine months ended Sept. 25, 2016.

[3]
On Aug. 24, 2016, the corporation’s ownership interest in the AWE Management Limited (AWE) joint venture increased from 33% to 51% and the corporation was required to change its accounting for this investment from the equity method to consolidation. As a result of the increased ownership interest, the corporation recognized a non-cash gain of $127 million at its Space Systems business segment, which increased net earnings from continuing operations by $104 million ($0.34 per share) in the quarter and nine months ended Sept. 25, 2016.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

	Quarters Ended			Nine Months Ended
	Sept. 24, 2017	Sept. 25, 2016	% Change	Sept. 24, 2017	Sept. 25, 2016	% Change
Net sales
Aeronautics	$4,771	$4,188	14%	$14,102	$12,362	14%
Missiles and Fire Control	1,793	1,737	3%	4,919	4,851	1%
Rotary and Mission Systems	3,353	3,346	—%	9,864	9,653	2%
Space Systems	2,252	2,280	(1)%	7,026	6,630	6%
Total net sales	$12,169	$11,551	5%	$35,911	$33,496	7%

Operating profit
Aeronautics	$517	$437	18%	$1,503	$1,335	13%
Missiles and Fire Control	270	289	(7)%	757	763	(1)%
Rotary and Mission Systems	244	247	(1)%	606	678	(11)%
Space Systems[1]	218	450	(52)%	762	1,034	(26)%
Total business segment operating profit	1,249	1,423	(12)%	3,628	3,810	(5)%
Unallocated items
FAS/CAS pension adjustment	220	226		656	672
Special item - severance	—	—		—	(80)
Other, net	(41)	(61)		(222)	(281)
Total unallocated items	179	165	8%	434	311	40%
Total consolidated operating profit	$1,428	$1,588	(10)%	$4,062	$4,121	(1)%

Operating margins
Aeronautics	10.8%	10.4%		10.7%	10.8%
Missiles and Fire Control	15.1%	16.6%		15.4%	15.7%
Rotary and Mission Systems	7.3%	7.4%		6.1%	7.0%
Space Systems[1]	9.7%	19.7%		10.8%	15.6%
Total business segment operating margins	10.3%	12.3%		10.1%	11.4%

Total consolidated operating margins	11.7%	13.7%		11.3%	12.3%

[1]
On Aug. 24, 2016, the corporation’s ownership interest in the AWE Management Limited (AWE) joint venture increased from 33% to 51% and the corporation was required to change its accounting for this investment from the equity method to consolidation. As a result of the increased ownership interest, the corporation recognized a non-cash gain of $127 million at its Space Systems business segment, which increased net earnings from continuing operations by $104 million ($0.34 per share) in the quarter and nine months ended Sept. 25, 2016.

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited; in millions, except par value)

	Sept. 24, 2017	Dec. 31, 2016
Assets
Current assets
Cash and cash equivalents	$2,941	$1,837
Receivables, net	9,021	8,202
Inventories, net	4,803	4,670
Other current assets	443	399
Total current assets	17,208	15,108

Property, plant and equipment, net	5,511	5,549
Goodwill	10,812	10,764
Intangible assets, net	3,877	4,093
Deferred income taxes	5,970	6,625
Other noncurrent assets	5,568	5,667
Total assets	$48,946	$47,806

Liabilities and equity
Current liabilities
Accounts payable	$2,848	$1,653
Customer advances and amounts in excess of costs incurred	6,195	6,776
Salaries, benefits and payroll taxes	1,895	1,764
Other current liabilities	2,146	2,349
Total current liabilities	13,084	12,542

Long-term debt, net	14,268	14,282
Accrued pension liabilities	13,998	13,855
Other postretirement benefit liabilities	858	862
Other noncurrent liabilities	4,563	4,659
Total liabilities	46,771	46,200

Stockholders’ equity
Common stock, $1 par value per share	285	289
Additional paid-in capital	—	—
Retained earnings	13,173	13,324
Accumulated other comprehensive loss	(11,360)	(12,102)
Total stockholders’ equity	2,098	1,511
Noncontrolling interests in subsidiary	77	95
Total equity	2,175	1,606
Total liabilities and equity	$48,946	$47,806

Lockheed Martin Corporation
Consolidated Statements of Cash Flows1
(unaudited; in millions)

	Nine Months Ended
	Sept. 24, 2017	Sept. 25, 2016
Operating activities
Net earnings	$2,644	$4,314
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	880	888
Stock-based compensation	133	124
Severance charges	—	99
Gain on divestiture of IS&GS segment	—	(1,234)
Gain on step acquisition of AWE	—	(104)
Changes in assets and liabilities
Receivables, net	(819)	(1,537)
Inventories, net	(133)	(235)
Accounts payable	1,229	1,033
Customer advances and amounts in excess of costs incurred	(581)	57
Postretirement benefit plans	1,012	787
Income taxes	(202)	37
Other, net	801	231
Net cash provided by operating activities	4,964	4,460

Investing activities
Capital expenditures	(670)	(627)
Other, net	15	76
Net cash used for investing activities	(655)	(551)

Financing activities
Special cash payment from divestiture of IS&GS business segment	—	1,800
Repurchases of common stock	(1,500)	(1,280)
Dividends paid	(1,591)	(1,518)
Repayments of long-term debt	—	(952)
Proceeds from stock option exercises	62	75
Other, net	(176)	(229)
Net cash used for financing activities	(3,205)	(2,104)

Net change in cash and cash equivalents	1,104	1,805
Cash and cash equivalents at beginning of period	1,837	1,090
Cash and cash equivalents at end of period	$2,941	$2,895

[1]
On Aug. 16, 2016, the corporation completed the divestiture of its IS&GS business. Although, the operating results of IS&GS have been classified as discontinued operations in the nine months ended Sept. 25, 2016, cash from operations includes cash generated by IS&GS of approximately $310 million as the corporation retained this cash as part of the divestiture.

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity	Noncontrolling Interests in Subsidiary	Total Equity
Balance at Dec. 31, 2016	$289	$—	$13,324	$(12,102)	$1,511	$95	$1,606
Net earnings	—	—	2,644	—	2,644	—	2,644
Other comprehensive income, net of tax[1]	—	—	—	742	742	—	742
Repurchases of common stock	(5)	(282)	(1,213)	—	(1,500)	—	(1,500)
Dividends declared[2]	—	—	(1,582)	—	(1,582)	—	(1,582)
Stock-based awards and ESOP activity	1	282	—	—	283	—	283
Net decrease in noncontrolling interests in subsidiary	—	—	—	—	—	(18)	(18)
Balance at Sept. 24, 2017	$285	$—	$13,173	$(11,360)	$2,098	$77	$2,175

[1]	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to postretirement benefit plans.

[2]	Represents dividends of $1.82 per share declared for the first, second and third quarters of 2017.

Lockheed Martin Corporation
Operating Data
(unaudited; in millions, except aircraft deliveries)

Backlog	Sept. 24, 2017	Dec. 31, 2016
Aeronautics	$39,500	$34,200
Missiles and Fire Control	16,800	14,700
Rotary and Mission Systems	29,800	28,400
Space Systems	17,500	18,900
Total backlog	$103,600	$96,200

	Quarters Ended		Nine Months Ended
Aircraft Deliveries	Sept. 24, 2017	Sept. 25, 2016	Sept. 24, 2017	Sept. 25, 2016
F-35	15	10	44	30
F-16	2	3	7	8
C-130J	5	4	16	16
C-5	1	2	5	6
Government helicopter programs	39	37	110	124
Commercial helicopter programs	—	3	3	8
International military helicopter programs	2	1	3	1